UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


          Date of report (Date of earliest event reported): May 2, 2005


                          LEUCADIA NATIONAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                    NEW YORK
                 (State or Other Jurisdiction of Incorporation)

                1-5721                                   13-2615557
       (Commission File Number)              (IRS Employer Identification No.)

          315 PARK AVENUE SOUTH
            NEW YORK, NEW YORK                            10010
 (Address of Principal Executive Offices)              (Zip Code)

                                  212-460-1900
              (Registrant's Telephone Number, Including Area Code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|X| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|X| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


NY2:\1530920\07\wt9k07!.DOC\76830.0273

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Item 1.01.  Entry into a Material Definitive Agreement.

On May 3, 2005, Leucadia National Corporation (the "Company") and its 72.1% owned subsidiary, MK Resources Company ("MK Resources"), announced that they had entered into a Share Purchase Agreement, dated May 2, 2005 (the "Share Purchase Agreement"), with Inmet Mining Corporation ("Inmet") to sell to Inmet 70% of MK Resources' Las Cruces copper mining project in southern Spain (the "Las Cruces Project"). Under the Share Purchase Agreement, Inmet will issue 5,600,000 Inmet common shares to MK Resources in exchange for the 70% interest in the Las Cruces Project (the "Inmet Transaction"), and enter into a registration rights agreement with respect to such Inmet common shares (the "Registration Rights Agreement"). Under the Registration Rights Agreement, the Company and MK Resources will agree not to transfer the Inmet common shares issued in the Inmet Transaction (other than to their affiliates) until the earlier of the fourth anniversary of the consummation of the Inmet Transaction and such time as the completion tests to be specified under the project financing described below have been achieved. After the consummation of the Merger described below and the Inmet Transaction, the Company will retain a 30% indirect interest in the Las Cruces Project.

Pursuant to the Share Purchase Agreement, the Company and Inmet have committed to provide financing to the Las Cruces Project currently estimated to be approximately $159,000,000, of which the Company's share will be approximately $50,000,000 ($32,300,000 of which has already been loaned). The Company has also agreed to provide certain guarantees for 30% of the third party project financing to be obtained for the Las Cruces Project until such time as the completion tests to be specified under the project financing have been achieved.

To facilitate the Inmet Transaction, the Company, Marigold Acquisition Corp., a wholly owned subsidiary of the Company, and MK Resources have entered into an Agreement and Plan of Merger, dated as of May 2, 2005 (the "Merger Agreement"), pursuant to which the Company will acquire the remaining 27.9% of the outstanding shares of MK Resources common stock that the Company does not already own (the "Merger"). Under the terms of the Merger, MK Resources stockholders will receive 0.0317 of a Company common share for each share of MK Resources common stock they own. In the transaction, the Company would issue to MK Resources stockholders an aggregate of approximately 333,500 Company common shares.

The Merger and the Inmet Transaction were approved by the independent directors of MK Resources, who were advised by Raymond James Ltd. Upon the recommendation of the independent directors, the Merger and the Inmet Transaction were unanimously approved by the Board of Directors of MK Resources.

Consummation of the Inmet Transaction is subject to the satisfaction of certain conditions, including the completion of the Merger, receipt of required consents, if any, and receipt of a third party project financing commitment of not less than $255 million and a 66 million Euro bridge facility.


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
Consummation of the Merger is subject to the satisfaction of certain conditions, including approval of the transaction by MK Resources' stockholders, effectiveness of a registration statement with respect to the Company common shares to be issued in the Merger, and satisfaction of the closing conditions to the Share Purchase Agreement.

The Company has agreed with Inmet to vote all of the MK Resources shares it owns in favor of the Merger pursuant to a Voting Agreement, dated as of May 2, 2005 (the "Voting Agreement"). The Company's vote will be sufficient to approve the Merger. The Voting Agreement will terminate in the event the Share Purchase Agreement is terminated.

The Share Purchase Agreement includes a commitment by the Company and MK Resources not to solicit an alternative transaction to the Inmet Transaction. Should MK Resources receive an unsolicited alternative transaction proposal, its Board of Directors may consider that alternative transaction and, if such alternative transaction proposal is determined to be superior to the Merger, MK Resources may terminate the Inmet Transaction. If the Inmet Transaction is not completed in these circumstances, then Inmet shall receive a compensation fee equal to the greater of $3 million or 75% of the excess value that the Company will receive on closing of the alternative transaction proposal, provided that such closing occurs within 12 months of the termination of the Inmet Transaction.

The Share Purchase Agreement, Merger Agreement and Voting Agreement will be filed as exhibits to an amended Schedule 13D to be filed by the Company.

Item 9.01(c).  Exhibits.

Exhibit No.    Description

99.1 Press Release of Leucadia National Corporation and MK Resources Company, dated May 3, 2005.





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
                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 3, 2005

                                            LEUCADIA NATIONAL CORPORATION


                                            /s/ Joseph A. Orlando
                                            ------------------------------------
                                            Name:   Joseph A. Orlando
                                            Title:  Vice President and
                                                    Chief Financial Officer






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